Exhibit 99.1

News Release

San Juan Basin Royalty Trust Announces Settlement Agreement

HOUSTON, Texas, September 6, 2023 – PNC Bank, National Association, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), announced that an agreement between the Trustee and Hilcorp San Juan L.P. (“Hilcorp”), the owner of the Trust’s subject interests, will result in the payment of $1,037,093.45 to the Trust by Hilcorp to resolve the 2017-2020 Disputed Expenses exceptions and enter into an amendment to the Conveyance Agreement with respect to the expenses associated with the operator’s saltwater disposal facilities.

The Trustee routinely engages with Hilcorp regarding its ongoing accounting and reporting to the Trust with respect to revenue and expenses for operated wells, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments, as well as a detailed analysis of Hilcorp’s pricing and rates charged. These revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by our professional consultants and outside counsel to ensure full compliance with all the underlying operative Trust agreements and evaluating all available potential remedies in the event there is evidence of non-compliance.

In the course of the most recent audit process by the Trustee, certain exceptions to the several different categories of expenses (specifically offsite labor, overhead, operator-owned compressors and saltwater disposal facilities) for the years 2017 through 2020 (the “2017-2020 Disputed Expenses”) were identified that the Trustee believed resulted in an underpayment of royalties owed to the Trust for those years. The Trustee engaged in extensive discussions with Hilcorp regarding these exceptions that culminated in Hilcorp’s agreement to pay the sum of $1,037,093.45, which includes the accumulated interest incurred as a result of the underpayment. Therefore, on August 30, 2023, the Trust and Hilcorp entered into a Compromise and Settlement Agreement whereby Hilcorp would (i) pay the sum of $1,037,093.45 to resolve the 2017-2020 Disputed Expenses that resulted in the underpayment of royalties and (ii) enter into an amendment to the Conveyance Agreement with respect to the expenses associated with the operator’s saltwater disposal facilities. The settlement amount includes the interest incurred over the time period of the underpayment. The payment is scheduled to be made in a future distribution.

Contact:	San Juan Basin Royalty Trust

PNC Bank, National Association

PNC Asset Management Group

2200 Post Oak Blvd., Floor 18

Houston, TX 77056

website: www.sjbrt.com

e-mail: sjt@pnc.com

Ross Durr, RPL, Senior Vice President & Mineral Interest Director

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553